Exhibit 99.1

MEDTOX® Scientific, Inc.

Fourth Quarter Conference Call

March 1, 2006

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to thank those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. On March 1st of 2005 when we discussed calendar 2004 performance, we told you that our overall focus in 2005 would be to maximize operating income, increase operating cash flow and to improve our balance sheet. Consistent with those objectives, we increased operating income by 28%, operating cash flow by 20%, and income before tax by 43%. We improved our balance sheet by further repayment of long-term debt. Our year-end balance sheet shows just $600,000 in long term liabilities other than the mortgage on our laboratory facility. Additionally, we reported record revenue and net income before taxes. Sample volume overall increased in 2005, and our pricing structure remains stable. We continue to be encouraged regarding the future of both our laboratory and diagnostic segments. Our lab-based drugs-of-abuse business showed solid growth in 2005.

Within our Specialty Laboratory Services segment, Clinical Trial Services clients generated $3.2 million in revenues in 2005, up from zero in 2001, and an increase of 60% over 2004. While we continue to add new clients in Clinical Trial Services, we also enjoy significant repeat business from existing clients. In many cases we are still only getting a small percentage of the work potentially available from those existing clients, which presents a significant opportunity. We entered 2006 with commitments for approximately $3 million of trials and studies to be performed in 2006 compared to commitments of $2.1 million as we began 2005.

Our Diagnostics segment showed lower than expected growth of 7% in 2005. Late in 2005 we introduced our new Sure-Screen® and PROFILE®-III cup products, and we are currently rolling out our eChain® system. Additionally, we will be introducing our MEDTOXScan™ electronic reader to the ER market in the second quarter of 2006. These initiatives along with progress we have made in reducing scrap and manufacturing variances should bring our Diagnostics segment back to acceptable growth, margins and profitability levels in 2006. Kevin will now provide you with more financial detail for the year and quarter ended December 31, 2005.

Kevin ...

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the fourth quarter and for the year.

Here are some details regarding the quarter and the year.

We experienced top line growth of 10% for the fourth quarter and 11% for the year.

In our lab business, fourth quarter revenues were $11.8 million, up 12% from the fourth quarter of last year. For the full year, revenues in our lab business grew 12% to $48.6 million.

Revenues from workplace drugs-of-abuse testing increased 10% from the fourth quarter of last year. For the year, revenues from workplace drugs-of-abuse testing increased 14%.

Revenues for Specialty Laboratory Services were up a solid 16% from the fourth quarter of last year due to strong growth in testing for Clinical Trial Services. For the year, revenues from our Specialty Laboratory Services were up 9% compared to the prior year period.

In our POC diagnostics business, fourth quarter revenues were $3.2 million, up 4% from last year. Strong sales of our substance abuse products were offset by lower sales in contract manufacturing and in our agricultural diagnostics products.

Sales of our substance abuse products increased 11% over the fourth quarter of last year, lead by strong sales of PROFILE®-II product line and solid gains in the government and rehabilitation markets as our Sure-Screen® product line begins to have a positive impact on sales in those markets.

Sales of contract manufacturing services and product sales from agricultural diagnostics declined by 32% in the quarter to $343,000. Contract manufacturing was impacted by the timing of orders and product sales from agricultural diagnostic products were lower as the USDA’s need for our products varies from year-to-year and sales to the USDA fluctuate accordingly.

For the full year, POC diagnostic revenues grew by 7% to $14.5 million.

Our overall gross margin was 42.8% in the fourth quarter, up from 40.0% last year. For the full year, our overall gross margin was 43.0%, up from 42.0% last year.

Our lab business operated at a 37.5% margin in the fourth quarter, up significantly from 33.7% in the fourth quarter of last year. For the year, gross margin in our lab business was 38.0% compared to 36.1% last year.

Margins in our Diagnostic division were 61.9% in the fourth quarter, up 60 basis points from 61.3% last year. For the year, gross margins in our Diagnostic division were 59.8% compared to 60.9% last year. Gross margins were impacted by unfavorable manufacturing variances that we experienced earlier in the year.

For the quarter, our selling, general and administrative expenses were consistent with the third quarter at $5.0 million, but up from $4.5 million in the fourth quarter last year. SG&A expenses were in line with our expectations, and reflect a continued increased investment in sales and marketing and increased incentive based compensation.

For the full year, our selling, general and administrative expenses were up $1.5 million, but decreased to 30.6% of revenues from 31.4% of revenues last year. Our increased spending was primarily associated with higher performance-based compensation such as bonuses and sales commissions as well as increased spending on information technology.

For 2006, we anticipate selling, general and administrative expenses to increase a similar amount as we continue to increase our investment in Sales and Marketing and Information Technology.

Research and development expenses were $499,000 in the quarter, about even with the fourth quarter last year.

For the year, research and development expenses were $2.3 million, up 34% from last year. Our increased spending in the year reflects our continued increased development activity primarily associated with the MEDTOXScan™ electronic reader. We expect R&D expenses to be at a comparable level in 2006.

Other expenses were up $77,000 to $316,000 in the quarter and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The New Brighton Business Center is a three building complex that houses our Laboratory Services segment as well as other tenants. For 2006 we anticipate other expenses to run $250,000 to $300,000 per quarter.

Other expenses for the year were $1.3 million compared to $1.4 million last year.

We recorded a $499,000 net tax benefit in the fourth quarter. The income tax benefit was primarily the result of the reduction of our valuation allowance on deferred tax assets. We expect our effective tax rate for 2006 to be around 38.5%.

In terms of the balance sheet, trade receivables are up from their previous year end levels due to strong November and December sales and the timing of cash receipts. Our days sales outstanding was 52 days for the year, even with last year. Our bad debt expense for the year was 1% of revenues. Current liabilities are down due to the reduction in our revolving line of credit balance and the continued decrease in the current portion of long-term debt. Our long term liabilities are $5.8 million of which $5.2 million relates to the mortgage on the building complex.

For the year, capital expenditures were $4.1 million. We anticipate capital expenditures for 2006 to be approximately $4.4 million.

Depreciation and amortization was $3.2 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun:

Thank you Kevin.

We enter 2006 with a great deal of enthusiasm and continue to believe that MEDTOX is well positioned in its markets, and that those markets are large enough to support profitable growth. While we are encouraged by 2005 results, we are committed to improving upon our execution over the long term while continuing to maintain a disciplined focus on revenues, margins, operating income, and operating cash flow.

We’d now be pleased to take any questions that you may have.

John Chase, Paine Webber:

Congratulations, gentlemen, on a great job. That’s a very refreshing report. I’ve been following the stock for a long while, and it kind of gets the juices flowing again. You have answered all my questions, and of a general nature it appears -- and see if you agree with me -- that you should have greater revenues with little increase in cost and that of course includes consideration of your new products.

Dick Braun:

John, this is Dick Braun. I think Kevin pointed out in his piece that we obviously will have some increase in expenses. We expect them to be comparable to the increases we had in the prior year, but manageable in terms of continued growth and continued profitability.

John Chase, Paine Webber:

Thank you.

Dick Braun:

We thank you for your participation, and we look forward to speaking with you again at the end of the first quarter.

5